Filed Pursuant to Rule 433

Dated July 11, 2017

Registration No. 333-217434

PRICING TERM SHEET

Corporación Andina de Fomento

U.S.$1,250,000,000 of 2.200% Notes due 2020

Issuer:	Corporación Andina de Fomento

Ratings(1):	Moody’s: Aa3 (Stable) / S&P: AA- (Stable) / Fitch: AA- (Stable)

Security Status:	Senior unsecured notes; not secured by any property or assets; notes rank equally with all other unsecured and unsubordinated indebtedness

Format:	SEC Registered

Currency:	U.S. Dollars

Total Principal Amount:	U.S.$ 1,250,000,000

Offering Price:	99.905% plus accrued interest, if any, from July 18, 2017

Gross Proceeds:	U.S.$1,248,812,500

Trade Date:	July 11, 2017

Settlement Date:	July 18, 2017 (T+5)

Maturity Date:	July 18, 2020

Coupon:	2.200% per annum

Spread to Mid-Swap:	+45 bps

Mid-Swap Yield:	1.780%

Benchmark Instrument:	UST 1.500% due June 15, 2020

Benchmark Instrument Yield:	1.577%

Spread to Benchmark Instrument:	+65.6 bps

Yield to Maturity:	2.233%

Interest Rate Payment Frequency:	Semi-annual

Interest Payment Dates:	January 18 and July 18, with first interest payment date on January 18, 2018

Interest Rate Basis:	30/360

Business Day Convention:	Modified Following, Unadjusted

Redemption Provisions:	Notes may not be redeemed prior to July 18, 2020

Sinking Fund Provisions:	No sinking fund provisions

Form:	Global note held by depositary or the depositary’s custodian

Denominations:	Denominations of U.S.$1,000 and integral multiples of U.S.$1,000 in excess thereof

Clearing:	DTC / Euroclear / Clearstream

Joint Book-Running Managers:	Barclays Bank PLC Deutsche Bank Securities Inc. Merrill Lynch, Pierce, Fenner & Smith Incorporated

Names and Addresses of Representatives:

Barclays Bank PLC

5 The North Colonnade

Canary Wharf

London E14 4BB

United Kingdom

Deutsche Bank Securities Inc.

60 Wall Street

New York, NY 10005

Merrill Lynch, Pierce, Fenner & Smith

Incorporated

One Bryant Park

New York, NY 10036

Governing Law:	State of New York

Listing:	Application will be made to admit the notes to the official list of the United Kingdom Listing Authority and to the regulated market of the London Stock Exchange

CUSIP/ISIN:	ISIN: US219868BY14 CUSIP: 219868 BY1

(1)	These securities ratings have been provided by Moody’s, S&P and Fitch Ratings. These ratings are not a recommendation to buy, sell or hold these securities. Each rating may be subject to revision or withdrawal at any time, and should be evaluated independently of any other rating.

The issuer has filed a registration statement (including a prospectus) with the U.S. Securities and Exchange Commission (“SEC”) for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you a copy of the prospectus if you request it by calling Barclays Bank PLC toll-free at +1 (888) 603-5847, Merrill Lynch, Pierce, Fenner & Smith Incorporated toll-free at +1 (800) 294-1322 and Deutsche Bank Securities Inc. toll-free at +1 (800) 503-4611.

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